UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2025

The Boston Beer Company, Inc.

(Exact name of Registrant as Specified in Its Charter)

Massachusetts	001-14092	04-3284048
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Design Center Place Suite 850
Boston, Massachusetts		02210
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 368-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock. $0.01 par value	SAM	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

The Company is amending the Current Report on Form 8-K filed on October 20, 2025 to update: (1) the "Date of Report (Date of earliest event reported)" to reflect the date that Mr. Hodges’ Offer Letter was approved by the Board of Directors; and (2) the sentence listing Mr. Hodges' prior roles in consumer packaged goods, removing the reference to the SABMiller role, in order to reflect his prior supply chain leadership experience more accurately.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2025, the Company announced leadership changes effective immediately.

Philip A. Hodges, age 58, has been named Chief Operating Officer. In this role, Hodges will expand on his supply chain responsibilities to oversee day-to-day operations across all functions and focus on continuing to improve execution and implementing the Company’s previously announced margin enhancement initiatives. He will report to President and Chief Executive Officer C. James Koch.

Mr. Hodges has served as the Company’s Chief Supply Chain Officer since May 2023, after serving as an advisor in the area of supply chain management from May 2022 to May 2023. He has more than 30 years of consumer packaged goods experience, including roles as Chief Supply Chain Officer of Carlsberg, Chief Financial Officer of Kraft Foods International, and General Manager of Mondelez in Southeast Asia.

Mr. Hodges and the Company entered into an Offer Letter effective October 20, 2025, outlining the details of his employment and compensation, contingent on approval by the Board of Directors. A copy of the Offer Letter is attached hereto as Exhibit 10.1 and is incorporated by reference. The terms of the Offer Letter were approved by the Board of Directors on October 16, 2025.

Mr. Hodges’ annual base salary will be $800,000, with his bonus potential determined by the Company’s performance against its “2025 Company Goals” in accordance with its “Bonus Scale”, both of which are described in the Form 8-K filed by the Company on February 11, 2025. If the Company achieves the 100% payout level on the Bonus Scale, Mr. Hodges’ bonus target will be 100% of his base salary. Mr. Hodges’ bonus for 2025 will be prorated based on his time in his two different roles.

Additionally, in lieu of participating in the Company’s annual executive Long Term Equity Program over the course of his employment, the Company will grant Mr. Hodges two one-time equity awards.

First, the Company will grant Mr. Hodges an option (the “Option”) to purchase shares of the Company’s Class A Common Stock (“Class A Shares”) valued at approximately $9,000,000. The Option will be granted on October 28, 2025 (the “Grant Date”). The number of shares will be determined on the Grant Date based on the market price of the Class A Shares on the day prior to the Grant Date (the “Closing Price”), and the per share exercise price will be the Closing Price. The Option will vest as to one third of the shares covered by the Option on January 1 in each of 2026, 2027 and 2028, contingent upon Mr. Hodges’ continued employment by the Company on the applicable vesting dates. The Option shall terminate on the sooner to occur of: (a) the close of business on October 27, 2035; or (b) the expiration of three (3) years after Mr. Hodges ceases to be an employee of the Company.

The Company will also grant Mr. Hodges a restricted stock unit (“RSU”) award for a number of Class A Shares on the Grant Date valued at approximately $3,000,000. The number of RSUs will be determined on the Grant Date based on the Closing Price. The RSUs will vest as to one third of the shares covered by the award on January 1 in each of 2026, 2027 and 2028, contingent upon Mr. Hodges’ continued employment by the Company on the applicable vesting dates.

As noted in the Offer Letter, Mr. Hodges’ employment is subject to an O-1 Visa. The Option and the RSU are subject to partial accelerated vesting in the event that: (1) Mr. Hodges’ O-1 Visa is revoked for reasons other than his actions or omissions; and (2) his employment with the Company is terminated by the Company as a result of such revocation. The Option and the RSU are also subject to partial accelerated vesting in the event of a Change in Control that results in the elimination of the Chief Operating Officer role without cause.

As part of this change, Philip E. Savastano has been promoted to Chief Supply Chain Officer, effective immediately. Mr. Savastano will report to Mr. Hodges and will be responsible for overseeing brewery management, procurement, customer service, engineering, safety, quality, and planning. He joined the Company in April 2024 in the role of Sr. Director of Brewery Operations.

The Company issued a press release regarding these leadership changes on October 20, 2025, which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

Exhibit No. Description

10.1 Offer Letter between Philip A. Hodges and the Company effective October 20, 2025

99.1 Press Release dated October 20, 2025

104 Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Boston Beer Company, Inc.

Date:	October 21, 2025	By:	/s/ C. James Koch
Name: C. James Koch Title: Chairman, President & CEO